Exhibit 4.07
REGULATIONS OF THE GENERAL MEETING OF
PROMOTORA DE INFORMACIONES, S.A. (PRISA)
Article 1. The General Meeting.
The General Meeting is the supreme body of corporate sovereignty and its resolutions are binding for all of the shareholders.
Article 2. Powers of the Meeting.
2.1. The following powers are, in particular, reserved to the competence of the General Meeting:
a) The approval of the annual accounts, the consolidated annual accounts, the management of the Board of Directors and the motion for the application of results.
b) The setting of the effective number of Directors.
c) The appointment and dismissal of the Directors, together with the ratification or the revocation of the provisional appointments of Directors made by the Board of Directors itself.
d) The appointment and re-election of the Accounts Auditors.
e) The increase and reduction in the share capital, the issuing of debentures and, in general, of negotiable securities of any nature, including preferential stocks, the transformation, merger, spin-off and dissolution of the Company and any amendment to the Bylaws.
f) Authorisation to the Board of Directors to increase the share capital, pursuant to the Public Limited Companies Act and in order to issue debentures of any nature and delegation of any other powers to the Board of Directors in conformity with the Law and the Bylaws.
g) Approval and modification of the Regulations of the General Meeting, subject to the terms of the Law and the Bylaws.
h) Annual approval of the payment of the Board of Directors, in accordance with the first paragraph of art. 19 of the Company Bylaws.
i) Authorisation of the payment to Directors consisting of the provision of shares or of rights of option over the same, or that make reference to the value of the shares.
j) The exercising of any other competence that is attributed thereto by the Law or by the Bylaws and the knowledge of or decision about any other matter that the Board of Directors resolves that is the object of information or of a decision by the Board in considering that it is of special relevance for the company interest.

2.2. The Board of Directors shall be able to interpret, rectify, undertake and develop the resolutions adopted by the General Meeting and to appoint the persons who are to execute the corresponding public or private documents.
Article 3. Classes of Meetings.
3.1. The Shareholders’ General Meetings can be Ordinary or Extraordinary.
The Ordinary General Meetings, which shall necessarily be held within the first six months of each financial year, shall be those whose object is to approve the company management and, as appropriate, the accounts of the previous financial year, to decide on the application of the result and about any other matter that appears on the agenda.
The other Meetings that the Company holds shall have the status of being Extraordinary General Meetings.
Article 4. Call.
4.1. The General Meetings shall be called by the Board of Directors, which shall set out the agenda.
The Board of Directors shall call the Ordinary Meeting on the terms laid down under the Law, and the Extraordinary Meeting shall always be requested by a notarial process by a number of shareholders who hold, at least, five per cent of the share capital. In this case, the Board of Directors shall call the Meeting to be held within the thirty days following the date on which it would have been requested by a notary process to such end, and it shall draw up the agenda that shall necessarily set out the business that may have been the object of the request.
4.2. If the Ordinary or Extraordinary General Meetings are not called in the time period in accordance with the terms set out in point 4.1 above, this may be undertaken by a Judge of First Instance of the district where the company registered office is located, on the terms set down in Law.
Article 5. Publication of the Notice of Meeting.
5.1. Both the Ordinary and Extraordinary General Meetings shall be called by the Board of Directors by means of an announcement published in the Official Bulletin of the Companies Register and in one of the daily papers of widest circulation in the locality of the company registered office, with at least a month notice prior to the date announced for the meeting. This announcement is to state the date, as applicable, on which the Meeting will be held at second call, as appropriate. In this case, there shall be a period of at least 24 hours between the first and the second meeting.
Shareholders representing a minimum of five percent of the total share capital may request that a supplement to the Notice of General Shareholders Meeting be issued including one or more additional items on the agenda. This right must be exercised by means of certified notice received at the company’s registered offices within five days following publication of the Notice of Meeting.
The supplement to the Notice of Meeting must be published at least fifteen days prior to the date on which the meeting is to be held.
5.2. The announcement of the meeting, which shall also be announced through the Company web page (www.prisa.es), shall be forwarded to the Spanish Securities and Exchange Commission and shall state the place, date and time of the meeting of the first call, and as appropriate, of the second one. It shall furthermore contain the agenda for the meeting and the other requirements demanded by the Law, the Bylaws and these Regulations.
The announcement for the call for the General Meeting shall state the right that corresponds to the shareholders, from the date of the publication thereof, immediately and free of charge, to obtain the documentation required by the Law and the Bylaws.
It shall likewise include the necessary data regarding the Shareholders’ Service Office, and state the telephone numbers, electronic mail address, offices and timetable for opening hours.
Article 6. Shareholders’ right to information prior to the holding of the Meeting.
6.1. The shareholders are able, by means of a written communication, to request information or clarifications from the directors up to seven days prior to the holding of the Meeting, or to ask questions about the business contained on the agenda and concerning the information accessible to the public that may have been furnished by the Company to the Spanish Securities and Exchange Commission from the holding of the last General Meeting.
6.2. The information requested in conformity with the terms of this article shall be provided to the requesting party by the Board of Directors or, by means of delegation from the same, by any of its members empowered to such effect or by its Secretary. The information shall be submitted in writing, within the period that runs to the day of the holding of the General Meeting, through the Shareholders’ Service Office.
6.3. Nevertheless, it shall be possible to refuse to provide the information requested in the cases covered by article 19.3 of these Regulations.
6.4. The requesting party shall substantiate its identity in the case of a written information request, by means of a photocopy of his National Identification Document or Passport and — if legal persons are concerned — a document that sufficiently substantiates the representation thereof.
Furthermore, the requesting party shall accredit his status as shareholder or provide the sufficient data (number of shares, recipient entity, etc.), so that these can be verified by the Company.

6.5. In the case of the right to information being exercised by means of electronic correspondence or another form of telematic communication, a similar procedure shall be used to that laid down in article 11.2 of these Regulations and the identity of the shareholders shall be accredited in accordance with the same requirements as set out in the aforesaid article 11.2.
6.6. From the date of publication of the announcement of the call, the web page of the Company shall feature —in addition to the announcement of the call— the proposals that the Board of Directors have made in relation to the agenda, along with any other legally required documentation. Said documentation shall also be forwarded to the Spanish Securities and Exchange Commission.
The publication of the proposals of resolutions shall not exclude the amendment thereof prior to the General Meeting, if this is legally possible.
Article 7. Right of Attendance.
7.1. The Shareholders’ General Meetings that the Company holds may be attended by those who hold at least 60 shares, on the condition that such persons are entered in the corresponding accounting records at least five days prior to the day on which the Meeting is held, and this record is maintained until the Meeting is held.
The holders of a smaller number of shares may group themselves together to make up 60 shares, appointing a representative thereof.
7.2. In order to exercise his right of attendance, the shareholder shall be authorised beforehand by means of the corresponding attendance card issued by any of the entities participating in Iberclear, or in any other form accepted by the law in force.
7.3. The Board of Directors shall attend the General Meeting, and the Directors, Managers and Technical Staff of the Company and its participated companies may also attend, together with any other person whose attendance is authorised by the Chairman of the Board, without prejudice to the right of the Meeting to revoke said authorisation.
Nevertheless, the attendance of the Board of Directors shall not be necessary for the valid establishing of the Meeting.
7.4. For the purposes of substantiating the identity of the shareholders, or whoever may validly represent them, a request may be made for the presentation of the attendance card along with the National Identity Document or any other generally accepted official document at the entrance to the premises where the General Meeting is held
The legal persons shall act by means of whoever legally exercises their representation, that shall be accredited.
Article 8. Representation
8.1. Shareholders may vote by proxy, delegating their votes to another shareholder. Proxies shall be granted for a specific shareholders’ meeting. This requisite will not apply when the proxy holds a general power of attorney set forth in a notarial instrument, granting him power to administer all of the principal’s assets within Spain. Representation by proxy shall be indicated on the attendance card or in a letter, in either case bearing an original signature.
8.2. The document that contains the form of representation shall include the agenda or have the same attached thereto, along with the request for instructions for the exercising of the vote and a statement as to the way in which the representative should cast the vote in the event of specific instructions not being given. In the case of the absence of instructions for the exercising of the right to vote by the shareholder that confers the instructions, it shall be understood that the vote is to be cast in favour of the proposals that the Board of Directors makes at each Meeting.
8.3. A form of representation conferred on an individual who is unable to hold this in accordance with the Law shall not be valid or effective. The same shall apply to a form of representation conferred by fiduciary or apparent title.
8.4. It shall also be possible for the representation to be conferred by means of electronic means, for which a procedure shall be used similar to that established in article 11.2 of these Regulations and the identity of the shareholder shall be accredited by means of the same requirements laid down in the aforesaid section 11.2. The time period established in article 11.3 of these Regulations shall also apply for the valid receipt of the form of representation.
8.5. The representation shall always be revocable, it being considered to be revoked by personal attendance of the conferring party at the Meeting.
Article 9. Public request for representation.
9.1. Under any circumstances, a public request for representation shall be made in accordance with the Public Limited Companies Act and other applicable provisions.
9.2. In the case in which the directors or any other person may have made a public request for representation, the director who obtains this shall not be able to exercise the right to vote corresponding to the shares represented in those points on the agenda in which there is a conflict of interest on his part and in any event, with regard to the following decisions:
•	His appointment or ratification as a director.

•	His dismissal, separation or removal as a director.

•	The exercising of a company measure of censure against him.

•	The approval or ratification, as appropriate, of Company transactions with the director concerned and companies controlled by him, or those that he represents or persons who act on his behalf.
In such cases, the director who has obtained the form of representation shall be able to designate another director or a third party who is not in a conflict of interest situation to be able to validly undertake such representation, unless there is a prohibition against the representative carrying out such a form of substitution or another person has been designated as an alternative or supplementary representative for the case of the conflict of interest of the representative who was initially appointed.
The delegation shall also include those points which, even though they may not be set out on the agenda in the call, are dealt with at the Meeting as this is permitted under the Law. The terms of the paragraph above also apply in such a case.
Article 10. Exercising of the vote by post or electronic means.
Voting on the proposals on points covered on the agenda at any class of General Meeting can be exercised by a shareholder by postal correspondence or by electronic means, provided that the identity of the person who exercises the vote is duly guaranteed, in line with the requirements set out in article 11 of these Regulations.
Article 11. Formal requirements and time periods for the postal voting or voting by electronic means.
11.1. Votes sent by post:
a) In order to send a vote by post, the shareholders will need to complete and sign a regularised form that will be provided thereto by the Company for such purposes. This shall include the information necessary to substantiate their status as shareholders. The signature of a shareholder must be authorised by notary process or be acknowledged by a recipient entity participating in Iberclear or be accredited by another means considered sufficient by the Board of Directors. Should these be legal persons, the form must be accompanied by the corresponding document that sufficiently accredits the form of representation with which the signatory acts.
b) This form shall be available on the web page of the Company from the date of publication of the announcement of the call of the General Meeting. Likewise, the shareholders that so wish to can request that the Company forwards said form by post from the date of publication of the announcement of the call for the General Meeting and through the Shareholders’ Service Office.
c) The shareholder shall send the duly completed form to the Company so that it can be processed and the vote counted.
11.2. Voting by electronic means:
a) In order for a vote to be cast by electronic means, the shareholders shall complete the regularised form provided to such ends by the Company and that will include the information necessary for substantiating the status of shareholder.
b) Said form shall be available on the company’s web page from the date of publication of the announcement of the General Meeting.
c) The shareholder shall forward a duly completed form to the Company so that it can be processed and the vote counted, by means of an electronic document that shall include a recognised electronic signature, as used by the shareholder, or another type of electronic signature —that provides appropriate guarantees of authenticity and identification of the shareholder who exercises his right to vote— that the Board of Directors has declared to be sufficient by means of a prior resolution adopted to such effect, according to the status of the technical resources and the applicable legal regulations at any time.
11.3. The vote cast by any of the means set out in sections 11.1 and 11.2 above shall be kept in the possession of the Company at its head office, arriving there at least 24 hours prior to the time set for the holding of the General Meeting on first call. Should this not be the case, it cannot be considered that the vote has been cast. The Board of Directors shall be able, in the call for each General Meeting, to set a shorter time period.
11.4. The shareholder shall be the party who, in the appropriate case, shall substantiate that the vote has been received by the Company within the period stated and in compliance with all of the requirements established to such effect.
11.5. The casting of vote at a distance by a shareholder shall mean that the powers of representation delegated by the same beforehand have been revoked, and those that are subsequently conferred shall be understood as not being made. In the case of a transfer of the shares whose ownership conferred the right to vote on the transferor, a postal vote shall be rendered without effect when the same has lead to the due inscription of book-entry security in the accounting register, at least five days prior to the day of the holding of the Meeting, if the new holder of the shares exercises his right to vote.
Article 12. Place and Holding of the Meeting.
12.1. General Meetings shall be held at the locality where the Company has its company headquarters, at the place and on the day stated in the call. It shall be possible for these sessions to be extended for one or more consecutive days on a motion from the Table of the General Meeting, or at the petition of a number of members representing at least one fourth of the capital in attendance at the Meeting.
12.2. On an exceptional basis, should any fact arise that may substantially alter the proper running of the General Meeting, or other extraordinary circumstances take place that prevent it being carried out normally, the Chairman of the Board shall be able to agree to the suspension thereof for the time that may be necessary to re-establish the conditions that make it possible for it to continue. Should such circumstances persist, the Table shall propose the extension of the General Meeting on the following day, in conformity with the terms of the previous paragraph.
Article 13. Security and Logistics
13.1. In order to guarantee the security and order in the carrying out of the General Meeting, protection and surveillance measures shall be established, including the access control systems and the measures necessary for guaranteeing the security, proper order and undertaking of the meeting.

13.2. It shall be possible for the Meeting activity to be broadcast live, to be recorded in audio-visual form, for the mass media to be present at the same and, in general, there to be such measures as contribute towards the broadcasting of the General Meeting.
Article 14. Table, Chairman and Secretary of the General Meeting.
14.1. The Table of the General Meeting shall consist of the Chairman and the Secretary of the General Meeting, along with the members of the Board of Directors that attend the meeting.
14.2. The General Meeting shall be presided over by the Chairman of the Board of Directors or by the person who replaces him under application of article 26 of the Bylaws and, in the absence thereof, by the shareholder who is selected by the members attending the meeting in each case.
14.3. The Secretary of the Board of Directors of the Company, or the person who replaces him under application of article 26 of the Bylaws and, in the absence thereof, by the shareholder who is selected by the members attending the meeting in each case shall act as Secretary of the General Meeting.
14.4. The Chairman is responsible for declaring the Meeting to be validly constituted, for directing and establishing the order of the debates and remarks. He can further conclude the debates when he considers that the business in question has been sufficiently discussed, establish the length of time for the speeches with the ability to conclude a discussion relating to the resolution in question and order the voting to take place, settle the doubts that arise concerning the agenda and, in general, exercise all of the powers that may be necessary for the best undertaking of the meeting, including the interpretation of the terms of these Regulations, with the assistance of the Secretary.
Article 15. Request for Notary presence
15.1. The Board of Directors shall be able to request the presence of a Notary to issue Minutes of the Meeting and shall always be bound to do so when so requested by shareholders that represent at least one per cent of the share capital with five day’s notice prior to the holding of the Meeting.
15.2. When the Meeting is held without the presence of a Notary, the references made to the latter in these Regulations shall be understood as being made to the Secretary of the Meeting.
Article 16.- List of Persons Attending
16.1. Access shall be granted to the shareholders and representatives to enter the facilities of the stated premises, with the aim of the organisational services of the Meeting being able to check the attendance cards and representations and, as appropriate, the documents that so accredit these. This may be done with a minimum notice period of half an hour from the time set in the call for the General Meeting, unless there is an indication to the contrary in the same announcement,

16.2. The shareholders or representatives that are late entering the facilities, once admission has been closed according to the time set for the start of the meeting, shall be able to access the facilities on the condition that the Company considers this opportune. However, under no circumstances can such persons be included in the list of persons attending or can they exercise the right to vote.
16.3. The list of persons attending shall be drawn up before the debate on the agenda commences.
16.4. The Secretary of the General Meeting is responsible for drawing up a list of those persons attending, subject to the criteria of the Chairman concerning recognition and admission to the General Meeting for the shareholders, as well as the acceptance of the votes cast by post and by electronic means and the representation of the shareholders.
16.5. In order for the list to be drawn up, the Secretary of the Meeting shall have the support of the organisation services assistant of the company.
16.6. The list of persons attending shall be placed at the disposal of the shareholders who so request it at the start of the General Meeting.
16.7. The list of persons attending shall be attached to the minutes for the General Meeting, by means of an appendix signed by the Secretary with the approval of the Chairman.
The list of persons attending can also be created in a file or incorporated into computer format. In such cases, the means used shall be recorded in the minutes themselves, and the due form of identification signed by the Secretary, with the approval of the Chairman shall be issued on the prepared cover of the file or of the format.
Article 17. Constitution and Quorum
17.1. Both the Ordinary and the Extraordinary General Meetings shall be validly constituted on first call when the shareholders present or represented possess at least twenty-five per cent of the paid up share capital with the right to vote. The constitution of the Meeting shall be valid on second call whatever the capital in attendance at the same.
17.2. In order for an Ordinary or an Extraordinary Meeting to be able to validly agree to the issuing of debentures, the increase or decrease of capital, transformation, merger, spin-off or dissolution of the Company and, in general, to any amendment to the Bylaws, the attendance of shareholders present or represented that hold at least fifty per cent of the paid-up capital with voting rights shall be necessary at first call.
On the second call, the attendance of twenty-five per cent of said capital shall be sufficient. When shareholders attend who represent at least fifty per cent of the paid up capital with voting rights, it shall only be possible for the resolutions referred to in the paragraph above to be validly adopted by the favourable vote of two thirds of the capital present or represented at the Meeting.

17.3. Should the necessary capital not attend at the first call, the Meeting shall be held on second call.
17.4. The shareholders who cast their votes by post or electronic means shall be counted as being present for the purposes of the constitution of the General Meeting; these Regulations applying in terms of the requirements and guarantees demanded for the validity thereof.
17.5. For the purposes of determining the quorum of the General Meeting according to the terms of the Public Limited Companies Act, the Company’s own shares shall be counted in the capital for the purposes of calculating the necessary participations for the establishing and adopting of resolutions. However, the exercising of the voting rights and the other policy rights incorporated into the Company’s own shares shall be suspended.
17.6. Before starting on the agenda, the Secretary shall report on the number of shareholders in attendance, both present and represented, the number of shares, the nominal amount of the share capital and the percentage of the same that is present and represented.
17.7. When these data have been publicly recorded, the Chairman shall declare the Shareholders’ General Meeting to be duly and validly constituted, on first or second call, as appropriate.
17.8. The shareholders present can inform the Notary of any reservation or objection that they may have concerning the valid constitution of the Meeting or concerning the general data on the list of persons attending, so that these can be duly recorded in the minutes of the Meeting prior to the public reading thereof.
Article 18. Undertaking of the General Meeting
18.1. Following the reports and communications to the Meeting that the Chairman considers opportune, the shareholders can take turns of interventions concerning the business included on the agenda.
18.2. The shareholders who wish to intervene in the Meeting shall identify themselves to the Notary or, upon indication of the latter, to the staff who assist him. They are to state their names and surnames, the number of shares that they are holders of and those they represent and the points on the agenda relating to which they shall be commenting on. Should they wish their intervention to be recorded in the minutes of the Meeting, it shall be necessary to communicate this in writing at such time to the Notary, so that the latter can check this off when the shareholder’s intervention is made.
18.3. Once the Chairman or Secretary has the list of members who wish to contribute and prior to the voting on the matters included on the agenda, the shareholders shall be called on to make their interventions, appearing in the order in which they are featured.
The Chairman shall set the time initially allocated for each intervention, which shall be equal for everyone, taking account of the number of requests and other circumstances, in the exercise of his powers for ordering the undertaking of the Meeting.

When he so considers it opportune, the Chairman shall be able to extend the time initially allocated to each shareholder and remove the opportunity to speak from them. He can also adopt the measures necessary and take the decisions that ensure the maintenance and re-establishing of the order of the General Meeting when improper statements are made or the rights are exercised in an abusive or obstructing manner. He may even, for the benefit of the General Meeting itself, instruct any individual who acts in such a manner to leave the premises and, as appropriate, take the measures necessary to ensure compliance with this provision.
Article 19. Request for Information during the General Meeting
19.1. The shareholders shall be able, during their interventions, to verbally request the information or clarifications that they consider appropriate regarding the business contained on the agenda.
19.2. The directors shall be bound to provide the information requested, unless it is not available in the Meeting, in which case, the directors shall be bound to furnish this information in writing within the seven days following the conclusion of the Meeting, without prejudice to the terms set out in the following paragraph.
19.3. Information shall not be provided when, in the judgement of the Chairman, one of the following circumstances has arisen:
(i)	When the request does not meet the legal requirements or the procedure set out in these Regulations.

(ii)	When the requesting party has acted in clear abuse of his right.

(iii)	When this so results from legal provisions or judicial decisions.

(iv)	When the publishing of the data requested by shareholders could be detrimental to company interests, in the judgement of the Chairman. It shall not be possible to refuse to provide information for this reason when the request is supported by shareholders representing at least one quarter of the share capital.
19.4. The information or clarification requested from the directors shall be furnished by the Chairman, by the Managing Director, by the Secretary or, upon indication from the Chairman, by a director, by the Chairman of the Audit Committee or by any employee or expert on the matter.
19.5. The Chairman shall determine the order of the replies to the shareholders and whether the same take place after each intervention is made or, jointly, after the last one of the contributors has addressed the Meeting. The shareholders do not have a right of reply, unless the Chairman grants them this, due to the importance of the topic.

Article 20. Voting
20.1. Once all of the interventions by the shareholders have been concluded and the replies made in conformity with the terms set out in these Regulations, the motions for resolutions on the matter covered on the agenda or on those other matters that do not have to feature therein by legal mandate shall be put to the vote.
20.2. The readings of the motions for resolutions by the Secretary of the Meeting can be omitted, summarised or presented in extract form, on a decision by the Chairman, unless there is express objection by the shareholders who represent at least one per cent of the share capital.
20.3. Nonetheless, it shall be necessary to read the whole of the text of the motions if the text of the same has not been placed at the disposal of the shareholders at least fifteen days prior to the date set for the holding of the Meeting, on the terms laid down in these Regulations.
20.4. In the case in which any of the motions placed at the disposal of or facilitated to the shareholders has been modified by the Board of Directors, said modification shall be read out prior to the voting on the motion.
20.5. Voting on the motions, as this concerns the votes cast at the Meeting, shall be carried out according to the following procedure:
a) When there are motions for resolutions made by the Board of Directors, relating to business covered on the agenda, the following shall be counted:
(i)	As votes in favour: those corresponding to all the shares represented that are physically present at the Meeting and those that are represented (unless there are instructions to the contrary from the conferring party), plus the affirmative votes cast by long distance means.

(ii)	As votes against, those corresponding to the shares whose holders or representatives declare that they are voting against, by means of the communication or expression of their vote to the Notary at the Meeting so that they can be recorded in the minutes, along with the negative votes cast by long distance means.
b) When there are motions for resolutions other than those made by the Board of Directors, concerning business contained on the agenda, these shall be counted in the following way:
(i) as votes against, those corresponding to all of the shares that are physically present at the Meeting and those that are represented (unless there are instructions to the contrary from the conferring party), plus the negative votes cast by long distance means.
(ii) as votes in favour, those corresponding to the shares whose holders or representatives declare that they are voting in favour, by means of the communication or expression of their vote to the Notary at the Meeting, so they can be recorded in the minutes, plus the affirmative votes cast by long distance means.

c) When there are motions for resolutions relating to business not contained on the agenda, the same system as the one laid down in section b) above shall be followed (excluding the reference to the votes cast by post or by electronic means).
20.6. Blank votes and abstentions shall likewise be reported to the Notary so these can be recorded in the Minutes.
20.7. Nonetheless, on a decision by the Table of the Meeting, it shall be possible for other voting systems to be set up for the adopting of resolutions that make it possible to substantiate the form of the vote and record the result of the voting in the minutes.
20.8. In any event, voting shall firstly take place on the motions for resolutions drafted by the Board of Directors and, when a motion for resolution has been approved, all of the other motions relating to the same topic shall be dealt with, without these therefore being put to the vote.
20.9. Split voting shall be permitted, so that those who appear as shareholders on the accounting register but who act as proxies for others may vote following instructions from the proxy grantor.
Article 21. Procedure for adopting resolutions
21.1. The resolutions shall be adopted by a majority of the votes of the capital in attendance. This shall be understood as having been attained when the votes in favour of the motion are greater than one half of the shares present and represented, unless there is a legal provision to the contrary.
21.2. The Chairman of the Meeting shall inform the shareholders of the approval or otherwise of the resolutions put forward to the General Meeting.
Article 22. Conclusion of the Meeting
Once the result of the voting has been announced, the Chairman of the Meeting shall be able to close the meeting, concluding the session.
Article 23. Minutes of the Meeting
23.1. If the Board of Directors has designated a Notary to issue the Minutes of a session, the notary document shall have the status of being the minutes of the Meeting and shall not require approval by the latter.
23.2. If this is not the case, the Secretary of the Meeting shall issue the minutes thereof that shall be contained in the Book of Minutes. These can be approved by the Meeting itself at the conclusion thereof or, failing that, by the Chairman of the Meeting and two Vote Assessors, proposed by the Organ of the Meeting —one representing the majority and the other the minority— within a period of 15 days. The minutes shall be signed by the Secretary with the approval of the Chairman.

Article 24. Publishing of Resolutions
Without prejudice to the entry of those resolutions that can be inscribed in the Companies Register, and the legal provisions concerning the publishing of the company resolutions that may be applicable, the Company shall — on the same day of the holding of the Meeting or the working day immediately thereafter — forward the text of the resolutions approved to the Spanish Securities and Exchange Commission, by means of the corresponding communication of relevant information. The text of the resolutions shall likewise be made available through the Company web page.
Article 25. Distribution of the Regulations of the Meeting
The Board of Directors shall take the measures necessary to ensure the distribution of these Regulations amongst the shareholders, by means of the communication hereof to the Spanish Securities and Exchange Commission as a relevant fact, the inscription hereof in the Companies Register and their publication on the web page of the Company.
Article 26. Interpretation and Modification
These Regulations conclude and set out the terms set out by the Bylaws in relation to the General Meeting. They are to be interpreted by the Board of Directors in accordance therewith and with the legal provisions that may be applicable. The doubts that may arise during the holding of the General Meeting concerning the interpretation of these Regulations shall be resolved by the Chairman with the assistance of the Secretary of the Board.
Any modification to these Regulations shall be approved by the General Meeting established with the quorum under art 17.1 above, with the due report from the directors substantiating the same.
Article 27. Approval and Monitoring
These Regulations shall be applicable once they have been approved by the Shareholders’ General Meeting, reported to the Spanish Securities and Exchange Commission as Relevant Information and inscribed in the Companies Register.